Exhibit 12
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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                               September 30, 1995               Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1994       1993         1992      1991        1990
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                           $26,854    $34,726     $23,779     $34,905    $25,243     $35,192
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Add income taxes and fixed charges
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  Current federal income taxes        (3,122)    (6,762)      5,606       3,977      8,568      14,681
  Deferred federal income taxes       16,973     24,932       3,430      13,451      3,889       1,044
  Investment tax credits - net        (1,156)    (1,228)     (1,228)     (1,228)    (1,194)     (1,225)
  Massachusetts franchise tax          3,860      4,681       3,348       3,858      2,920       3,765
  Interest on long-term debt          24,699     20,967      23,403      21,910     20,157      20,626
  Interest on short-term debt and other5,709      6,366       3,638       3,657      3,643       3,090
                                     -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges        $73,817     $83,682     $61,976    $80,530     $63,226   $77,173
                                     -------    -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt         $24,699    $20,967     $23,403     $21,910    $20,157     $20,626
  Interest on short-term debt and other5,709      6,366       3,638       3,657      3,643       3,090
                                     -------    -------     -------     -------    -------     -------
     Total fixed charges             $30,408    $27,333     $27,041     $25,567    $23,800     $23,716
                                     =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges      2.43       3.06        2.29        3.15       2.66        3.25
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